Exhibit 99.1
Perimeter Solutions Reports First Quarter 2023 Financial Results
May 10, 2023
Solid Fire Safety performance in the seasonally small first quarter
Improved sequential results in Specialty Products
Over $10 million in share repurchases year to date in 2023
Clayton, Missouri, May 10, 2023 – Perimeter Solutions, SA (NYSE: PRM) ("Perimeter" or the "Company"), a leading provider of mission-critical firefighting products and services, as well as high-quality lubricant additives, today reported financial results for its first quarter ended March 31, 2023.
First Quarter 2023 Results
•Net sales decreased 24% to $43.9 million in the first quarter, as compared to $57.8 million in the prior year quarter.
•Fire Safety sales increased 1% to $18.7 million, as compared to $18.5 million in the prior year quarter.
•Specialty Products sales decreased 36% to $25.1 million, as compared to $39.3 million in the prior year quarter.
•Net income during the first quarter was $9.4 million, or $0.06 per diluted share, a decrease of $27.6 million from $37.0 million, or $0.21 per diluted share in the prior year quarter.
•Adjusted EBITDA decreased 74% to $3.1 million in the first quarter, as compared to $12.0 million in the prior year quarter.
•Fire Safety Adjusted EBITDA decreased 1% to a loss of $3.4 million, as compared to a loss of $3.3 million in the prior year quarter.
•Specialty Products Adjusted EBITDA decreased 58% to $6.5 million, as compared to $15.3 million in the prior year quarter.
CEO Haitham Khouri commented: "Fire Safety outperformed in first quarter, with strong results in our global suppressants businesses, as well as in our international retardant markets, all of which built on their strong 2022 performance." Mr. Khouri continued “As expected, and as evidenced by our Q1 23 results relative to our Q4 22 results, end-market demand for our Specialty Products business improved sequentially, though remained soft relative to normalized levels.”

Conference Call and Webcast
As previously announced, Perimeter Solutions management will hold a conference call at 8:30 a.m. ET on Wednesday, May 10, 2023 to discuss financial results for the first quarter 2023 . The conference call can be accessed by dialing (877) 407-9764 (toll-free) or (201) 689-8551 (toll).
The conference call will also be webcast simultaneously on Perimeter's website (https://ir.perimeter-solutions.com), accessed under the Investor Relations page. The webcast link will be made available on the Company's website prior to the start of the call; go to the investor relations page of our website to the News & Events menu and click on "Events & Presentations."
A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website to the News & Events menu and click on "Events & Presentations."
Following the live webcast, a replay will be available on the Company's website. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (877) 660-6853 (toll-free) or (201) 612-7415 (toll). The telephonic replay will be available until June 9, 2023.
About Perimeter Solutions
Perimeter Solutions is a leading global solutions provider, providing high-quality firefighting products and lubricant additives. The Company's business is organized and managed in two reporting segments: Fire Safety and Specialty Products.
The Fire Safety business consists of formulating, manufacture and sale of fire retardants and firefighting foams that assist in combating various types of fires, including wildland, structural, flammable liquids and others. Our Fire Safety business also offers specialized equipment and services, typically in conjunction with our fire management products, to support our customers' firefighting operations. Our specialized equipment includes airbase retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; mobile foam equipment; and equipment that we custom design and manufacture to meet specific customer needs. Our service network can meet the emergency resupply needs of over 150 air tanker bases in North America, as well as many other customer locations in North America and internationally. The segment is built on the premise of superior technology, exceptional responsiveness to our customers' needs, and a "never-fail" service network. The segment sells products to government agencies and commercial customers around the world.
The Specialty Products business produces and sells high quality Phosphorus Pentasulfide ("P2S5") primarily used in the preparation of lubricant additives, including a family of compounds called Zinc Dialkyldithiophosphates (“ZDDP”) that provide critical anti-wear protection to engine components. P2S5 is also used in pesticide and mining chemicals applications.
Forward-looking Information
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Perimeter believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Perimeter's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including the risk factors described from time to time by us in our filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 1, 2023. Shareholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.
Any forward-looking statement made by Perimeter in this press release speaks only as of the date on which it is made. Perimeter undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
SOURCE: Perimeter Solutions, SA.
CONTACT: ir@perimeter-solutions.com

PERIMETER SOLUTIONS, SA AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022

Net sales	$43,858	$57,758
Cost of goods sold	31,012	41,343
Gross profit	12,846	16,415
Operating expenses:
Selling, general and administrative expense	10,465	19,154
Amortization expense	13,763	13,855
Founders advisory fees - related party	(24,236)	(59,848)
Other operating expense	2	196
Total operating expenses	(6)	(26,643)
Operating income	12,852	43,058
Other expense (income):
Interest expense, net	10,146	10,496
Loss on contingent earn-out	246	—
Unrealized foreign currency (gain) loss	(721)	880
Other expense, net	72	165
Total other expense, net	9,743	11,541
Income before income taxes	3,109	31,517
Income tax benefit	6,322	5,446
Net income	9,431	36,963
Other comprehensive income , net of tax:
Foreign currency translation adjustments	1,593	126
Total comprehensive income	$11,024	$37,089
Earnings per share:
Basic	$0.06	$0.23
Diluted	$0.06	$0.21
Weighted average number of ordinary shares outstanding:
Basic	157,700,326	160,251,199
Diluted	169,485,631	174,777,232

PERIMETER SOLUTIONS, SA AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$91,789	$126,750
Accounts receivable, net	24,715	26,646
Inventories	156,257	142,961
Income tax receivable	1,580	214
Prepaid expenses and other current assets	11,626	11,951
Total current assets	285,967	308,522
Property, plant, and equipment, net	59,221	58,846
Operating lease right-of-use assets	17,274	18,582
Goodwill	1,032,802	1,031,460
Customer lists, net	701,590	710,329
Technology and patents, net	230,078	232,818
Tradenames, net	93,128	94,293
Other assets	1,654	1,766
Total assets	$2,421,714	$2,456,616
Liabilities and Shareholders Equity
Current liabilities:
Accounts payable	$25,945	$36,794
Accrued expenses and other current liabilities	35,939	32,705
Founders advisory fees payable - related party	9,108	4,655
Total current liabilities	70,992	74,154
Long-term debt	665,577	665,280
Operating lease liabilities, net of current portion	14,496	15,484
Deferred income taxes	272,158	278,270
Founders advisory fees payable - related party	137,374	170,718
Redeemable preferred shares	102,700	101,279
Redeemable preferred shares - related party	2,807	3,209
Other non-current liabilities	9,624	9,322
Total liabilities	1,275,728	1,317,716
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $1 nominal value per share; 4,000,000,000 shares authorized; 165,066,195 and 163,234,542 shares issued; 158,513,889 and 156,797,806 shares outstanding at March 31, 2023 and December 31, 2022, respectively	165,067	163,235
Treasury shares, at cost; 6,552,306 and 6,436,736 shares at March 31, 2023 and December 31, 2022, respectively	(50,205)	(49,341)
Additional paid-in capital	1,693,875	1,698,781
Accumulated other comprehensive loss	(23,878)	(25,471)
Accumulated deficit	(638,873)	(648,304)
Total shareholders' equity	1,145,986	1,138,900
Total liabilities and shareholders' equity	$2,421,714	$2,456,616

PERIMETER SOLUTIONS, SA AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Cash flows from operating activities:
Net income	$9,431	$36,963
Adjustments to reconcile net income to net cash used in operating activities:
Founders advisory fees - related party (change in accounting fair value)	(24,236)	(59,848)
Depreciation and amortization expense	16,087	16,371
Interest and payment-in-kind on preferred shares	1,698	1,634
Share-based compensation	(3,074)	4,963
Non-cash lease expense	1,153	1,309
Deferred income taxes	(6,322)	843
Amortization of deferred financing costs	410	395
Amortization of acquisition related inventory step-up	—	6,122
Loss on contingent earn-out	246	—
Unrealized (gain) loss on foreign currency	(721)	880
Loss on disposal of assets	5	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,670	(9,801)
Inventories	(13,119)	(16,782)
Prepaid expenses and current other assets	360	4,164
Other assets	—	599
Accounts payable	(10,878)	(6,143)
Deferred revenue	—	372
Income taxes payable, net	(7,381)	(6,229)
Accrued expenses and other current liabilities	8,785	8,094
Founders advisory fees - related party (cash settled)	(4,655)	(53,547)
Operating lease liabilities	(1,169)	(1,240)
Other liabilities	94	(15)
Net cash used in operating activities	(31,616)	(70,896)
Cash flows from investing activities:
Purchase of property and equipment	(2,456)	(1,313)
Purchase price adjustment under Business Combination Agreement	—	(1,638)
Net cash used in investing activities	(2,456)	(2,951)
Cash flows from financing activities:
Ordinary shares repurchased	(864)	—
Proceeds from exercise of warrants	—	529
Net cash (used in) provided by financing activities	(864)	529
Effect of foreign currency on cash and cash equivalents	(25)	1,307
Net change in cash and cash equivalents	(34,961)	(72,011)
Cash and cash equivalents, beginning of period	126,750	225,554
Cash and cash equivalents, end of period	$91,789	$153,543
Supplemental disclosures of cash flow information:
Cash paid for interest	$142	$145
Cash paid (received) for income taxes	$10,155	$(17)
Non-cash investing and financing activities:
Liability portion of founders advisory fees - related party reclassified to additional paid in capital	$—	$13,783

Non-GAAP Financial Metrics
Adjusted EBITDA
The computation of Adjusted EBITDA is defined as net income plus income tax expense, net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring, unusual or non-operational items in a balanced manner. These items include (i) expenses related to the Business Combination, (ii) founder advisory fee expenses, (iii) stock compensation expense, (iv) non-cash impact of purchase accounting on the cost of inventory sold and (v) unrealized foreign currency loss (gain). To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Perimeter is providing a summary to show the computations of Adjusted EBITDA, which is a non-U.S.GAAP measure used by the Company's management and by external users of Perimeter’s financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP (in thousands).

(Unaudited)	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Income before income taxes	$3,109	$31,517
Depreciation and amortization	16,087	16,371
Interest and financing expense	10,146	10,496
Founders advisory fees - related party	(24,236)	(59,848)
Non-recurring expenses [1]	1,559	1,476
Share-based compensation expense	(3,074)	4,963
Non-cash purchase accounting impact [2]	—	6,122
Loss on contingent earn-out	246	—
Unrealized foreign currency loss	(721)	880
Adjusted EBITDA	$3,116	$11,977
Net sales	$43,858	$57,758
____________________

(1)Adjustment to reflect non-recurring expenses; severance costs and fees related to internal audit support.
(2)Represents the non-cash impact of purchase accounting on the cost of inventory sold in connection with the business combination with Perimeter Solutions. The inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the cost.